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                                                                Exhibit 23.2


                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Selected Financial Data" and "Experts" and to the use of our report dated September 20, 1996 (except for Note 15 as to which the date is January 2, 1997 and Note 20 as to which the date is June 27, 1997), with respect to the financial statements of Video Services Corporation included in the Registration Statement (Form S-3, File No. 333-[ ]) and related Prospectus of International Post Limited for the registration of 9,785,550 shares of its common stock.



                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP


White Plains, New York
July 17, 1997